Exhibit 99.1

[XL Capital Logo Omitted]


                                                    XL Capital Ltd
                                                    XL House
                                                    One Bermudiana Road
                                                    Hamilton HM 11
                                                    Bermuda

                                                    Phone (441) 292 8515
                                                    Fax   (441) 292 5280
Press Release


Contact:          Lily B. Outerbridge               Roger R. Scotton
                  Investor Relations                Media Relations
                  (441) 294 7345                    (441) 294 7165


            XL CAPITAL LTD COMMENTS ON ESTIMATES REGARDING HURRICANE KATRINA AND OTHER THIRD QUARTER 2005 NATURAL CATASTROPHES


Hamilton, Bermuda - September 12, 2005: XL Capital Ltd (NYSE:XL) ("XL" or the "Company") today announced that, based on initial analyses performed by the Company and preliminary estimates received to date, it estimates that XL's net losses (excluding net reinstatement premiums) relating to Hurricane Katrina will be in the range of approximately one and three quarters per cent of the industry loss. This estimate is consistent with XL's expectation for an event of this profile. The Company expects that the loss adjustment process for Hurricane Katrina will be protracted due to the complexity of the event. Accordingly, this estimate is subject to revision.

Brian M. O'Hara, President and Chief Executive Officer of XL, commented: "We believe that Hurricane Katrina could become the most costly natural catastrophe for our industry to date. Clearly, it has had unprecedented human costs and our sympathies go out to all of the victims and their families whose lives have been impacted by this tragic event."

The Company also announced that it expects XL's combined estimated losses relating to the other natural catastrophes, including the European Floods, that occurred during the third quarter of 2005 will be approximately $80 million pre-tax.

Mr. O'Hara further commented: "Hurricane Katrina and the other third quarter natural catastrophes will adversely affect XL's third quarter 2005 results. While these loss estimates impact XL's previous guidance for 2005, we still anticipate an operating profit for the year barring any further significant adverse events."

"We will be working closely with our customers over the upcoming months in addressing their losses in a manner reflective of XL's commitment to those customers."

"We also believe that XL is well-positioned to participate in the upcoming renewal season as we expect no fundamental change in our risk appetite."

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2005, XL Capital Ltd had consolidated assets of approximately $53.3 billion and consolidated shareholders' equity of approximately $8.4 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements about the estimated effects of natural catastrophes that occurred during the third quarter of 2005 on the Company's results of operations and financial condition. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss to date, the limited ability of claims personnel to make inspections to date and the other important factors set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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